Exhibit 99.1

Press Release	Source: DigitalFX International, Inc.

DigitalFX and Fusion Agree to Integrate Fusion’s Digital Phone Services into DigitalFX’s Advanced
Web 2.0 Video, Storage and Convergence Offerings

Wednesday May 23, 8:48 am ET

NEW YORK and LAS VEGAS, May 23 /PRNewswire-FirstCall/ -- Global communications provider Fusion (Amex: FSN - News) and its new strategic partner DigitalFX (OTC Bulletin Board: DFXN - News) signed an agreement today for DigitalFX to integrate Fusion’s advanced unified messaging and digital telephone service into DigitalFX’s cutting edge web 2.0 offerings for enterprises and individuals that include video creation and streaming, digital storage and advanced convergence technology.

Today’s announcement comes a week after Las Vegas-based DigitalFX made a $700,000 investment in New York-based Fusion, which has over one million digital phone subscribers in 100 countries. The investment was described as the first step of many synergistic relationships that signals major advances in both companies’ converged multimedia solutions.

DigitalFX said it will offer Fusion’s advanced services, including digital phone service, as part of its flagship product called “The Studio.” The Studio gives individuals, enterprises and social networks worldwide the ability to create, upload and manage all their digital assets online, including live webcasts, streaming videos, email correspondence as well as video email, podcasts, music, pictures and more.

DigitalFX said Fusion’s services will be available for sale to its existing 30,000 customers around the world, on its websites, and through its rapidly growing worldwide affiliates network. DigitalFX already has purchased more than three million minutes from Fusion.

“The convergence of voice, video and on-line content management is the future of communications,” said Matthew Rosen, president and chief executive officer of Fusion. “It’s a powerful combination, and gives consumers unparalleled control over their increasingly digital lives. Creating, recording, sharing - whether live or stored, via voice, video or text - has never been so accessible or so easy.”

“The addition of digital phone service to its already existing multimedia packages will further the company’s goal of making digital life simpler for everyone. We chose Fusion as our partner in multimedia solutions for one reason: simply, we found them to be the best,” Craig Ellins, DigitalFX’s chief executive officer, said.

“We have full confidence in Fusion’s expert team of professionals, and we believe that the superior quality and versatility of their feature-rich products makes an exciting contribution to our own cutting edge digital media platform. We’ve already seen the value of offering a digital phone service solution for our customers, who have begun to express interest in expanding their service options. We expect the orders to grow and with them, significant revenue opportunities for DigitalFX and Fusion,” he concluded.

About Fusion:

Fusion delivers a full range of advanced IP-based services to corporations, consumers and carriers worldwide. Fusion’s Efonica-branded VoIP products and services, which focus primarily on Asia, the Middle East, Africa and Latin America, have over one million subscribers in more than 100 countries. For more information please go to www.fusiontel.com or www.efonica.com

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About DigitalFX:

DigitalFX International (OTC Bulletin Board: DFXN - News) is a creator of digital communications and social networking solutions, as showcased on its social network www.helloworld.com. The company develops and markets proprietary communication and collaboration services, and social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio is an affordable, cross digital platform web-based solution. Only the DigitalFX Studio brings together all this capability, simply and in one place.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion and DigitalFX’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward- looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion’s or DigitalFX’s actual results to differ from their respective managements’ current expectations are contained in Fusion’s and DigitalFX’s respective filings with the Securities and Exchange Commission and available through http://www.sec.gov.

Contact Info:
Lorne Walker
CFO
Digital FX
702-506-0779

Alison Simard
Media Relations
Stern & Co.
323-650-7117

Arun Chakraborty
Investor Relations
Stern & Co.
212-888-0044

FUSION Contact:
Jonscott Turco
212-201-2401
jturco@fusiontel.com

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